                                                                   EXHIBIT 10.40

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF MAY 19, 2006

                                      AMONG

                              DOVER SADDLERY, INC.

                           DOVER SADDLERY RETAIL, INC.

                         OLD DOMINION ENTERPRISES, INC.

                                       AND

                                 REYNOLDS YOUNG

                                TABLE OF CONTENTS

                                                                                      Page
       Definitions                                                                     1
 1.0   Purchase and Sale of Stock                                                      5
 1.1   Inventory                                                                       5
 2.0   Consideration                                                                   5
 2.1   Adjustment of Purchase Price                                                    5
 2.2   Adjustment Procedures                                                           6
 3.0   Escrow Accounts                                                                 7
 4.0   Closing                                                                         9
 4.1   Documents to be Delivered by Seller                                            10
 4.2   Documents to be Delivered By Buyer to Seller                                   10
 4.3   Documents to be Delivered by Seller, Buyer and Escrow Agent to Each Other      10
 4.4   Form and Substance of Documents                                                10
 5.0   Representations and Warranties by Seller                                       10
 5.1   Corporate Organization                                                         11
 5.2   Capitalization; Stock Ownership                                                11
 5.3   Subsidiaries and Other Equity Investments                                      11
 5.4   Authorization of Agreement; No Violation                                       11
 5.5   Financial Statements                                                           12
 5.6   No Undisclosed Liabilities, Etc.                                               12
 5.7   Absence of Certain Changes                                                     13
 5.8   Title to and Consolidation of Properties and Assets                            15
 5.9   Certain Properties                                                             15
5.10   Tax Matters                                                                    16
5.11   Contracts                                                                      18
5.12   Litigation                                                                     19
5.13   Patents and Trademarks                                                         19
5.14   Compliance with Laws                                                           19
5.15   Environmental Matters                                                          20
5.16   Governmental Authorizations and Regulations                                    21
5.17   SEC and Antitrust Filings                                                      22
5.18   Employee Benefit Plans and Arrangements                                        22
5.19   Certain Transactions                                                           26
5.20   Foreign Corrupt Practices Act                                                  26
5.21   Accounting Practices                                                           26
5.22   Minute Books                                                                   26
5.23   Insurance                                                                      26
5.24   Bank Accounts; Powers of Attorney                                              27
5.25   Product Warranties                                                             27
5.26   Certain Disclosures                                                            27

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
5.27   Brokers                                                                        27
5.28   No Untrue Statements                                                           27
 6.0   Representations and Warranties to Buyer                                        28
 6.1   Corporate Organization                                                         28
 6.2   Authorization of Agreement                                                     28
 6.3   Litigation                                                                     28
 6.4   Brokers                                                                        28
 6.5   Investment Representation                                                      28
 6.6   Financing                                                                      29
 6.7   No Untrue Statements                                                           29
 7.0   Covenants of Seller                                                            29
 7.1   Access, Information and Documents                                              29
 7.2   Conduct of Business Pending Closing                                            29
 7.3   Financial Statements and Certificate                                           31
 7.4   Cooperation with Respect to Financing                                          32
 7.5   Consents and Approvals                                                         32
 7.6   Resignation of Directors                                                       32
 7.7   Use of Name                                                                    32
 7.8   Exclusive Dealing                                                              32
 7.9   Non-Competition Agreements                                                     32
 8.0   Covenants of Buyer                                                             33
 8.1   Confidential Information                                                       33
 8.2   No Disclosure of Consideration                                                 33
 8.3   Consents and Approvals                                                         33
 8.4   No Unreasonable Interference                                                   33
 8.5   Burbank Business                                                               33
 9.0   Conditions Precedent to Seller's Obligation to Sell the Stock                  34
 9.1   Buyer's Performance                                                            34
 9.2   Opinion of Counsel                                                             34
 9.3   Consents and Approvals                                                         35
 9.4   10A Conditions                                                                 35
10.0   Conditions Precedent to Buyer's Obligations to Purchase the Stock              35
10.1   Seller's Performance                                                           35
10.2   Limited Procedures Report                                                      36
10.3   Due Diligence Investigation and Acquisition Audit                              36
10.4   Opinion of Counsel                                                             36
10.5   Consents and Approvals                                                         37
10.6   Properties and Leases                                                          37
10.7   Retention of Key Employees                                                     37
10.8   Resignation of Directors                                                       37
10.9   10A Conditions                                                                 37
11.0   Termination                                                                    38

 11.1   Termination by Buyer                                                           38
 11.2   Termination by Seller                                                          39
 11.3   Effect of Termination                                                          38
 12.0   Intentionally Omitted                                                          39
 13.0   Survival of Representations and Warranties; Indemnification                    39
 13.1   Seller's Indemnification Obligations                                           39
 13.2   Limitation on Seller's Indemnification Obligations                             40
 13.3   Buyer's Indemnification Obligations                                            40
 13.4   Limitation on Buyer's Indemnification Obligations                              40
 13.5   Guaranty of Parent                                                             40
 13.6   Procedure of Indemnification Claims                                            40
 13.7   Insurance Tax Effects                                                          42
 13.8   Sole and Exclusive Remedy                                                      42
 14.0   Miscellaneous                                                                  43
 14.1   Assurance of Further Action                                                    43
 14.2   Expenses                                                                       43
 14.3   Public Disclosure                                                              43
 14.4   Waiver                                                                         43
 14.5   Notices                                                                        43
 14.6   Entire Agreement                                                               44
 14.7   Rights Under this Agreement; Nonassignability                                  44
 14.8   Governing Law                                                                  44
 14.9   Headings, References to Sections; Exhibits and Schedules                       44
14.10   Counterparts                                                                   44

                            STOCK PURCHASE AGREEMENT

      AGREEMENT dated as of this 19th day of May, 2006 among Dover Saddlery, Inc., a corporation organized under the laws of the State of Delaware ("Parent"), Dover Saddlery Retail, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts ("Buyer"), Old Dominion Enterprises, Inc. dba "Dominion Saddlery," a Virginia corporation (the "Company"), and Reynolds Young ("Seller").

      WHEREAS Seller owns all of the outstanding shares of capital stock of Company, and is only interested in selling such capital stock in a transaction taxable as a long-term capital gain under Internal Revenue Code Section 1222(3); and

      WHEREAS Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the outstanding capital stock of the Company not otherwise redeemed, all upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, the parties hereto agree as follows:

DEFINITIONS:

            Whenever they are used in, or in implementation of, this Agreement with initial capital letters, the following terms have the definitions hereinafter indicated:

            "ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 2.1(A) hereof.

            "AGGRIEVED PARTY" shall have the meaning set forth in Section 13.4 hereof.

            "ASSUMED LIABILITIES" shall have the meaning set forth in Schedule 1.1.

            "BUYER" means Dover Saddlery Retail, Inc.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9604, et seq.), as amended, and rules, regulations, standards, guidelines and publications issued thereunder.

            "CHARGES" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to (i) the Company's employees, payroll, income or gross receipts; (ii) the Company's ownership or use of any of its assets; or (iii) any other aspect of the Company's business, in each case including any and all interest and penalties.

            "CLOSING" shall have the meaning set forth in Section 4.0 hereof.

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            "CLOSING DATE" shall have the meaning set forth in Section 4.0 hereof.

            "CLOSING DATE INVENTORY VALUE" shall have the meaning set forth in
Section 1.1 hereof.

            "CLOSING DATE TARGET ASSET AMOUNT" shall mean the amount equal to
(A) the sum of (i) the Closing Date Inventory Value, plus (ii) all cash, accounts receivable, and deposits (up to $20,400) of the Company set forth on the Closing Date Balance Sheet, minus (B) the sum of (i) up to $200,000 accounts payable of the Company set forth on the Closing Date Balance Sheet, plus (ii) up to $20,000 in store credits and gift certificates, in each case determined in accordance with generally accepted accounting principles applied on a basis consistent with Seller's past practices and policies in the preparation of the Company's financial statements (except as otherwise noted therein).

            "CLOSING FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 2.2 hereof.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY" means Old Dominion Enterprises, Inc. dba "Dominion Saddlery."

            "CONDITION" means any condition, which results in or otherwise relates to any Environmental Liability.

            "ENVIRONMENTAL LIABILITIES" means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are:

            (a) related to environmental, health or safety issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and

            (b) based upon or related to (i) any provision of past, present or future United States or foreign Environmental Law (including CERCLA and RCRA) or common law, or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency, tribunal or otherwise.

            The term "Environmental Liabilities" includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys' and consultants' fees), expenses and disbursements; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability); and (C) financial responsibility for (1) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and
(2) any other compliance or remedial measures.

            "ENVIRONMENTAL LAWS" means all United States and foreign federal, state and local laws, statutes, rules, regulations, ordinances, codes, orders, requirements, standards, guidelines, and the like, which address, are related to, or are otherwise concerned with environmental, health or safety issues (including occupational safety and health).

            "ESCROW AGENT" means Preti Flaherty, PLLP.

            "ESCROW AGREEMENT" means the Escrow Agreement dated the date hereof by and among Buyer, Seller and the Escrow Agent, in the form attached hereto as EXHIBIT A.

            "INDEMNIFYING PARTY" shall have the meaning set forth in Section
13.4 hereof.

            "KNOWLEDGE" of Seller shall include (i) the actual knowledge of the Seller and Virginia Davis Young Newton and (ii) those matters which the Seller or Virginia Davis Young Newton could reasonably be expected to become aware of in the course of conducting a reasonably comprehensive investigation of the representations and warranties contained in this Agreement.

            "MANAGE" AND "MANAGEMENT" mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, liabilities, properties, assets or financial condition of the Company; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse
Effect: any adverse change, event, development, or effect (a) arising from or relating to general business or economic conditions, including any change event, development or effect relating to any war, acts of terrorism or similar events, unless such change, event, development or effect disproportionately affects the Company, or (b) primarily and proximately resulting from the announcement of the transactions contemplated by this Agreement.

            "PARENT" means Dover Saddlery, Inc.

            "POLLUTANT" includes any "hazardous substance" and any "pollutant or contaminant" as those terms are defined in CERCLA; any "hazardous waste" as that term is defined in RCRA; and any "hazardous material" as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment.

            "PURCHASE PRICE" shall have the meaning set forth in Section 2.0 hereof.

            "QUALIFIED PLAN" shall have the meaning set forth in Section 5.18(C) hereof.

            "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.), as amended, and all rules, regulations, standards, guidelines and publications issued thereunder.

            "REAL PROPERTIES" shall have the meaning set forth in Section 5.9 hereof.

            "RECEIVABLES" shall have the meaning set forth in Section 12.0(A) hereof.

            "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).

            "REMOVAL," "REMEDIAL" AND "RESPONSE" actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a government entity or those which a government entity or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under "removal," "remedial," or other "response" actions.

            "SELLER" means Reynolds Young.

            "UST" means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local laws.

            1.0 Purchase and Sale of Stock: Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller of, and Seller agrees to sell, assign transfer and deliver to Buyer, at the Closing, the number of capital stock of the Company set forth below opposite such Seller's name, free and clear of all liens, claims, charges, restrictions or encumbrances of any kind:

      Seller:                        Number of Shares:
      -------                        -----------------
      Reynolds Young                 50,000 common shares (100% equity interest)

      The shares of Common Stock of the Company set forth above to be sold by Seller to Buyer, constituting all of the outstanding shares of capital stock of the Company, are hereinafter collectively called the "Stock."

      Notwithstanding the sale of the Stock, the Seller agrees to assume certain liabilities of the Company set forth in SCHEDULE 1.1 (the "Assumed Liabilities") and to indemnify the Buyer and the Company with respect thereto.

      1.1 Inventory: Immediately prior to Closing, RGIS Inventory Specialists or another inventory specialist mutually agreeable to Buyer and Seller shall perform a complete physical inventory of the Company's assets to determine (i) the value of the Company's saleable inventory, (the "Closing Date Inventory Value") (ii) the value of those items within the Company's inventory as of the Closing Date that are presently sold by the Buyer through its mail order catalog, and (iii) the value of those items within the Company's inventory as of the Closing Date that are NOT presently sold by the Buyer through its mail order catalog (the "non-Dover Inventory"). The Closing Date Inventory Value shall be based on the Company's acquisition cost, meaning the invoice price for each item without regard to any rebates, advertising allowances or similar credits or amounts payable by the applicable vendor. Each of Buyer and Seller shall have the right to have a representative present at such inventory and shall jointly supervise such inventory. Buyer and Seller shall each be responsible for payment of fifty percent (50%) of the fees and expenses of RGIS Inventory Specialists.

      2.0 Consideration: Buyer, at the Closing, will pay $1,625,000 in cash (the "Purchase Price") to Seller. The Purchase Price is subject to adjustment as set forth in Section 2.1 below. The Purchase Price shall be paid to Seller with a portion placed in escrow as set forth in Section 3.0 below.

      2.1 Adjustment of Purchase Price: The Purchase Price set forth in Section
2.0 above shall be adjusted in the following manner:

            (A)   Based in part on the inventory calculations determined under
                  Section 1.1, the Purchase Price set forth above will be adjusted to account for any variation in the Closing Date Target Asset Amount from $1,000,400. If the Company's Closing Date Target Asset Amount is less than $1,000,400, then the Purchase Price will be reduced by the amount of the difference. If the Company's Closing Date Target Asset Amount is greater than $1,000,400, then the Purchase Price will be increased by the difference. The adjustment pursuant to this
                  Section 2.1(A) (the "Adjustment Amount") shall be made on a dollar for dollar basis.

      2.2 Adjustment Procedures:

            (A) Buyer will cause certified public accountants selected by it to prepare a balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), which, together with the inventory calculation determined under Section 1.1 above, shall be used for the computation of the Closing Date Target Asset Amount (the "Target Assets Computation"). Buyer will deliver the Closing Date Balance Sheet and the Target Assets Computation (together with all work papers, schedules, memorandums, and other documents used to prepare the same, in each case, in whatever form they exist) to Seller within sixty days after the Closing Date. The parties agree and acknowledge that for purposes of preparing the Closing Date Balance Sheet, the institutional debt and shareholder debt referenced in clauses (ii) and (iii) of Schedule 1.1 shall not be included as liabilities of the Company; provided, that such institutional debt and shareholder debt is paid in full and/or forgiven on the Closing Date. If within thirty days following delivery of the Closing Date Balance Sheet and Target Assets Computation Seller has not given Buyer notice of its objection to the Target Assets Computation (such notice must contain a statement of the basis of Buyer's objection), then the Closing Date Target Asset Amount reflected in the Target Assets Computation will be used in computing the Adjustment Amount. If Seller gives such notice of objection, then Seller and Buyer will use reasonable efforts to resolve any disagreements as to the computation of the Closing Date Target Asset Amount, but if they do not obtain a final resolution within thirty
                  (30) days after Seller delivers a notice of objection Notice, Seller and Buyer will jointly retain an independent accounting firm of recognized national or regional standing (the "Accounting Firm") to resolve the issues in dispute. If Seller and Buyer are unable to agree on the choice of the Accounting Firm, the Accounting Firm will be an independent accounting firm of recognized national or regional standing selected by the firms designated by each of Seller and Buyer. If the issues in dispute are submitted to the Accounting Firm for resolution (i) each party will furnish to the Accounting Firm selected work papers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party, and will be afforded the opportunity to present to the Accounting Firm any material relating to the determination and to discuss the determination with the Accounting Firm; (ii) the determination by the Accounting Firm, as set forth in a notice delivered to both parties by the Accounting Firm, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Accounting Firm for such determination.

            (B) No later than the thirtieth day following the final determination of the Adjustment Amount, (i) if the Purchase Price increases, Buyer will pay the difference to Seller, (ii) if the Purchase Price decreases, Seller will pay the difference to Buyer. Payments must be made in immediately available funds.

      3.0 Escrow Accounts:

            (A) Indemnity Escrow. From the Purchase Price, $162,500.00 shall be placed in an interest earning escrow account (the "Indemnity Escrow"), accruing for the benefit of Seller, for a period of twenty-four (24) months beginning from the Closing Date as defined below. Said amount plus accrued interest thereon shall secure Seller's indemnification obligations under the Agreement. Any amount due to Buyer for indemnification obligations in excess of the Indemnity Escrow shall be promptly paid at the end of the twenty-four (24) month period. The Indemnity Escrow shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 13 hereof and the Escrow Agreement, which shall provide that fifty percent (50%) of the balance remaining in the Indemnity Escrow will be disbursed to Seller eighteen (18) months after Closing, with the remaining balance in the Indemnity Escrow disbursed to Seller at the end of the twenty-four (24) month period.

            (B) Inventory Escrow. From the Purchase Price, $135,000 shall be placed in a separate interest earning escrow (the "Inventory Escrow") account, accruing for the benefit of Seller for a period of twenty-four (24) months beginning from the Closing Date as defined below. Said amount plus accrued interest thereon shall secure Seller's representation that the non-Dover Inventory is saleable within such 24-month period. The Inventory Escrow shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 3 hereof and the Escrow Agreement.

            (C) Disbursements from the Inventory Escrow. On each of the dates that are six (6) months, twelve (12) months, and eighteen (18) months, respectively, following the Closing Date, Buyer shall calculate the value at cost of the remaining non-Dover Inventory as of such dates and shall deliver written notice of such calculations to Seller and the Escrow Agent not later than ten (10) days after each such date. Buyer shall also provide

                  Seller with other periodic inventory reports including any physical inventory reports regarding the non-Dover Inventory as and when created. If any such calculation determines that the value for the remaining non-Dover Inventory exceeds $270,000, then no disbursements from the Inventory Escrow shall be made at such time to either party. If, however, any such calculation determines that the value of the remaining non-Dover Inventory is less than $270,000, then the Escrow Agent shall distribute forthwith to Seller from the Inventory Escrow on a dollar-for dollar basis the amount equal to (i) the product of (1) the amount by which the non-Dover Inventory is less than $270,000, multiplied by (2) 0.5, minus (ii) any amounts previously disbursed to Seller from the Inventory Escrow.

                        On the second anniversary of the Closing Date, Buyer
                  shall again calculate the value at cost of the remaining non-Dover Inventory for the purpose of making the final distributions from the Inventory Escrow and shall deliver written notice of such calculation to Seller and the Escrow Agent not later than ten (10) days after such date. Seller shall have the right to conduct its own physical inventory of the non-Dover Inventory at his sole expense at the end of the twenty-four (24) month period, if Seller believes that there are problems with the Buyer's analysis or reports. If such calculation determines that the value of the remaining non-Dover Inventory exceeds $270,000, then the balance of principal and interest in Inventory Escrow shall be paid to Buyer. If, however, such calculation determines that the value of the remaining non-Dover Inventory is less than $270,000, then the Escrow Agent shall distribute forthwith to Seller from the Inventory Escrow on a dollar-for dollar basis the amount equal to (i) the product of (1) the amount by which the non-Dover Inventory is less than $270,000, multiplied by (2) 0.5, minus (ii) any amounts previously disbursed to Seller from the Inventory Escrow, plus (iii) an allocable share of the accrued interest earned on the Inventory Escrow, with the remaining balance of principal and interest in the Inventory Escrow to be paid to Buyer. Seller shall retain no ownership rights in or other rights to reclaim the unsold non-Dover Inventory; provided, however, that immediately following the second anniversary of the Closing Date, if Seller has received less than $135,000 from the Inventory Escrow, Buyer shall retain a third party liquidator to place a close-out/liquidation value on all of the remaining non-Dover Inventory and shall pay to Buyer the lesser of (i) fifty percent (50%) of such close-out/liquidation value; or (ii) the unpaid amount from the Inventory Escrow.

            (D) Agreements with Respect to the Inventory Escrow. Buyer covenants and agrees that it will use commercially reasonable efforts to sell the non-Dover Inventory. Buyer further covenants and agrees that it will sell the non-Dover Inventory at no more than the retail prices in effect as of the Closing Date for the nine (9) month period after the Closing Date and thereafter will sell the non-Dover Inventory at cost or less. Buyer covenants and agrees that it will use commercially reasonable efforts to sell the non-Dover Inventory. Buyer further covenants and agrees that it will sell the non-Dover Inventory at no more than the retail prices in effect as of the Closing Date for the nine (9) month period after the Closing Date and thereafter will sell the non-Dover Inventory at cost or less. Further, if at any time after Closing, Buyer (or Parent) decides to carry one or more of the non-Dover Inventory units in its catalogs (the "Adopted Inventory"), then for purposes of calculating the remaining non-Dover Inventory pursuant to Section 3.0(C), the non-Dover Inventory shall be reduced by the Adopted Inventory, entitling Seller to payment for the Adopted Inventory. Additionally, in the event that Buyer (or Parent) without including a unit of non-Dover Inventory in its catalogs decides to purchase additional units of non-Dover Inventory (such additional units, "Post-Closing non-Dover Inventory"), then sales of such units shall be tracked by Buyer (or Parent) on an individual SKU basis and sales of such units shall be deemed to be first from the non-Dover Inventory until there are no such units of non-Dover Inventory remaining. As an illustration of the foregoing, if pursuant to the inventory count to be conducted pursuant to Section 1.1, there are 100 units of a particular non-Dover Inventory and after Closing, Buyer (or Parent) decides without including a unit of non-Dover Inventory in its catalogs to purchase in its inventory an additional 50 of such units, then sales of such units would be applied first to reduce the non-Dover Inventory until there are no such units of non-Dover Inventory remaining (i.e., the next 50 sales of such units would be applied to the non-Dover Inventory).

4.0 Closing: The Closing of the purchase and sale of the Stock (the "Closing") shall take place at the offices of Venable, LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia at 12 noon, local time, on June 15 2006 (the "Closing Date"). The Closing Date may be postponed to June 19, 2006. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date. Under no circumstances, however, will the Closing Date be postponed beyond June 19, 2006, without the consent of Seller.

      4.1 Documents to be Delivered by Seller: At the Closing, Seller will deliver to Buyer:

            (A) stock certificates for the Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed respectively to Buyer consistent with Section 1.0 or accompanied by duly executed stock powers in form satisfactory to Buyer;

            (B) a certificate of Seller certifying the accuracy of Seller's representations and warranties before and as of the Closing and that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Closing;

            (C) Non-Competition Agreement in form satisfactory to Buyer fully executed by Seller; and

            (D) certificates of corporate and tax good standing (to the extent tax good standing certificates are available in the applicable jurisdiction) for the Company, certified copies of the corporate charter and such other certificates and documents as Buyer or its counsel may reasonably request.

      4.2 Documents to be Delivered by Buyer to Seller: At the Closing, Seller shall receive:

            (A) wire transfers payable to the order of the Seller in the following amount:

                  $1,327,500

            (B) $297,500 to the Escrow Accounts described in Section 3.0 above;

            (C) a certificate of Buyer certifying the accuracy of Buyer's representations and warranties before and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

            (D) a certificate of Buyer certifying that the 10A Conditions have been satisfied to Buyer's satisfaction;

            (E) such other certificates and documents as Seller or his counsel may reasonably request.

      4.3 Documents to be Delivered by Seller, Buyer and Escrow Agent to Each
Other: At the Closing, Seller, Buyer and Escrow Agent will deliver to each other the Escrow Agreement.

      4.4 Form and Substance of Documents: The documents and instruments referred to in Sections 4.1, 4.2 and 4.3 and shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

      5.0 Representations and Warranties by Seller: Seller represents and warrants to Buyer as follows:

      5.1 Corporate Organization: The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to enter into and perform this Agreement, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of the Company's Articles of Incorporation and Bylaws as in effect on the date hereof. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a Material Adverse Effect on the Company. SCHEDULE 5.1 sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company.

      5.2 Capitalization; Stock Ownership: The authorized capital stock of the Company consists of 100,000 shares of Common Stock of the par value of $0.01 per share of which 50,000 shares are issued. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in SCHEDULE 5.2, the Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Company or any other security exercisable or convertible into any capital stock or any other security of the Company.

      Seller owns all of the outstanding shares of Stock free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind and has full power and legal right to sell, assign, transfer and deliver the same.

      5.3 Subsidiaries and Other Equity Investments: The Company does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

      5.4 Authorization of Agreement; No Violation:

            (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform his obligations hereunder.

            (b) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with the Articles of Incorporation or Bylaws of the Company;
(ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Seller or the Company is a party or by which Seller or the Company is bound or to which any property or asset of any of them is subject; (iii) is prohibited by or requires Seller or the Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person; (iv) except as disclosed on SCHEDULE 5.4, will cause any acceleration of the maturity of any note, instrument or other obligation to which the Company is a party or by which the Company is bound or with respect to which the Company is an obligor or guarantor; or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of the Company.

      5.5 Financial Statements: Seller has delivered to Buyer copies of the unaudited balance sheets of the Company as of December 31, 2005 and related statements of income, for the year that ended on that date, together with supporting schedules, certified by the Seller. Except as set forth in the notes thereto, all of such financial statements are complete and correct and present fairly and accurately the financial position of the Company as at the respective dates of said balance sheets and the results of the operations and changes in financial position of the Company for the respective periods then ended applied on a basis consistent with that of the preceding period. No uncollectible accounts receivable are reflected on said balance sheets without provision for an adequate reserve for uncollectible amounts; inventories reflected on said balance sheets represent only good and serviceable items priced at the lower of cost or market value with adequate provision for obsolescence, shrinkage, excess quantities, defective materials and deterioration; all inventories will be valued based on the Company's acquisition cost, meaning the invoice price for each item without regard to any rebates, advertising allowances or similar credits or amounts payable by the applicable vendor; and as at December 31, 2005, there was no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods which is not fully reflected or reserved against in the balance sheet of the Company as at December 31, 2005.

      5.6 No Undisclosed Liabilities, Etc.: Since December 31, 2005:

            (A) The Company has not incurred any material liability or obligation of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5;

            (B) All inventories acquired or produced by the Company have been acquired or produced in the ordinary course of its business in quantities that are not materially greater or less than those required for the current operation of its business and, except for a reasonable allowance for defective materials and deterioration, consist of good and serviceable items; and

            (C) The Company has not acquired any material amount of accounts receivable that are or are believed to be uncollectible, and the frequency and amounts of payments received by the Company with respect to the accounts receivable reflected on the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheet.

      5.7 Absence of Certain Changes: Since December 31, 2005 (except (i) for the execution and delivery of this Agreement and (ii) as set forth in SCHEDULE 5.7), the Company has not:

            (i) had any change in its condition, financial or otherwise, operations, business, properties, assets, or liabilities, other than changes in the ordinary course of business, none of which will have a Material Adverse Effect on the Company;

            (ii) suffered any damage, destruction or loss of physical property which has had or could be reasonably expected to have a Material Adverse Effect on the Company;

            (iii) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company;

            (iv) incurred or agreed to incur any indebtedness for borrowed money;

            (v) paid or obligated itself to pay in excess of $5,000.00 in the aggregate for any fixed assets;

            (vi)  suffered any substantial loss or waived any substantial right;

            (vii) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $5,000.00 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

            (viii) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

            (ix) declared, set aside or paid any dividend or made any distribution whether in cash, property or stock, with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

            (x) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on December 31, 2005, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

            (xi) lost any major customer or had any material order canceled or knows of any threatened cancellation of any material order;

            (xii) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

            (xiii) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would reasonably be expected to have a Material Adverse Effect on the Company;

            (xiv) had any labor trouble with its employees or knows of any impending or threatened labor trouble with its employees;

            (xv) experienced any shortage or difficulty in obtaining any products;

            (xvi) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

            (xvii) made any charitable or political contribution or pledge in excess of $1,000.00 in the aggregate; or

            (xviii) entered into any transaction not in the ordinary course of its business.

      5.8 Title to and Condition of Properties and Assets: The Company has good and marketable title to all of its properties and assets, including, without limitation, (i) all those used in its business; and (ii) those reflected in the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 (except as thereafter sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current taxes not yet due and payable and (ii) as set forth in SCHEDULE 5.8. Subsequent to December 31, 2005, the Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that is used in its business are in good operating condition and repair, subject only to the ordinary wear and tear, and neither the Company nor any property or asset owned or leased by it is in material violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof of which Seller has Knowledge or, whether or not Seller has Knowledge thereof, the violation of which will not have a Material Adverse Effect on the Company.

      5.9 Certain Properties: SCHEDULE 5.9 sets forth all real estate leased to the Company (collectively the "Real Properties") and all personal property leased to the Company and specifies, in the case of real estate, the location of each property, the use of the facility thereon, the name of the owner or the names of the lessor and the lessee, the square footage of improvements and the acreage of land. Seller has delivered to Buyer (i) a copy of the lease by which the Company acquired its interest in the real estate described in SCHEDULE 5.9;
(ii) a copy of all title abstracts and title insurance policies the Company has for the real estate described in SCHEDULE 5.9; (iii) a copy of the most recent survey or surveys the Company has for the real estate described in SCHEDULE 5.9;
(iv) a copy of all certificates of occupancy for the improvements on the real estate described in SCHEDULE 5.9 and a copy of any variance granted with respect to any of such real estate described in SCHEDULE 5.9 pursuant to applicable zoning laws or ordinances; and (v) a copy of each lease by which the Company acquired its interest in the personal property described in SCHEDULE 5.9, all of which documents are true and complete copies thereof as in effect on the date hereof. The Company has not received any written notice from any governmental agency, board, bureau, body, department or authority of any United States or foreign jurisdiction, with respect to the ownership or use of any of the real estate described in SCHEDULE 5.9. Except as set forth in SCHEDULE 5.9, there is no easement, right-of-way agreement, license, sublease, occupancy agreement or like instrument with respect to any of the real estate described in SCHEDULE
5.9. Each lease pursuant to which the Company leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. There is not under any such lease any default by the Company, or any event that with notice or lapse of time or both would constitute such a default by the Company and with respect to which the Company has not taken adequate steps to prevent such default from occurring, all of such events, it any, and the aforesaid steps taken by the Company are set forth in

SCHEDULE 5.9 and to the best of Seller's knowledge, there is not under any such lease any default or any event that with notice or lapse of time or both would constitute such a default thereunder, by any other party. Each property used in the business of the Company is reflected in the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 in the manner and to the extent required by generally accepted accounting principles. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

      5.10 Tax Matters:

            (A) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established therefor on the balance sheet of the Company as at December 31, 2005 referred to in
                  Section 5.5, or any such fine, penalty, interest, late charge or loss has been paid.

            (B) The Company has paid when due and payable all Charges required to be paid by it, except those contested in good faith, by appropriate proceedings, if adequate reserves therefor have been established on the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 in accordance with generally accepted accounting principles and where such nonpayment would not have a Material Adverse Effect on the Company. The provisions for taxes due by the Company in the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 are sufficient for all unpaid Charges, whether or not disputed.

            (C) SCHEDULE 5.10 sets forth, for the Company, those taxable years for which its tax returns are currently being audited by the Internal Revenue Service ("IRS"), any State taxing authority or any other government authority. No issue has been raised or settled in any such examination that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5, in accordance with generally accepted accounting principles. The Company has not settled, issued, or entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that, by application of similar principles, reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the balance sheet of the Company as at December 31, 2005 referred to in Section 5.5 in accordance with generally accepted accounting principles. There is no issue known to the Company or Seller relating to any Charge (federal or otherwise) that, if determined adversely to the Company, would result in the assertion of any material deficiency for any taxable year that has not been accrued on the balance sheet of the Company as at December 31, 2005 referred to Section 5.5.

            (D) Except as set forth in SCHEDULE 5.10, the Company has not executed or filed with the IRS, any State taxing authority or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

            (E) Except as set forth in SCHEDULE 5.10, the Company has not filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of subsection (f) assets as such term is defined in Section 341(f) (4) of the Code. The Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under Section 280C of the Code. The Company has not disclosed on its federal income tax returns any positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of
                  Section 6661 of the Code.

            (F) Except as set forth in SCHEDULE 5.10, none of the property owned by the Company is property which the Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (G) Except as set forth in SCHEDULE 5.10, the Company has not agreed nor has been requested to make any adjustment under
                  Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting methods.

            (H) Except as set forth in SCHEDULE 5.10, the Company has no obligation under any written tax sharing agreement.

      5.11 Contracts: Except as set forth in SCHEDULE 5.11, the Company is not a party to any written or oral:

            (i)   contract with any labor union;

            (ii) employment or consulting contract or other contract for services involving a payment of more than $2,000.00 annually;

            (iii) lease, whether as lessee or lessor, with respect to any property, real or personal, involving a payment of more than $2,000.00 annually;

            (iv)  loan agreement or instrument relating to any indebtedness;

            (v)   contract of purchase or sale involving more than $5,000.00;

            (vi)  contract with any agent, dealer or distributor;

            (vii) stand-by letter of credit, guarantee or performance bond;

            (viii) contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

            (ix)  contract not made in the ordinary course of business; or

            (xi) other contract, except insubstantial contracts for supplies or services not involving more than $2,000.00 and which can be terminated within one year without cost.

Except as set forth in SCHEDULE 5.11, the Company is not a party to any material contract with any governmental authority. The Company is not a party to any contract that has a Material Adverse Effect on the Company. Each contract or other agreement listed in SCHEDULE 5.11 is in full force and effect and is valid and enforceable by the Company in accordance with its terms. Neither the Company nor, to the Knowledge of the Seller, any other party is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in SCHEDULE 5.11. To the Seller's Knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract with the Company. Seller knows of no bid or contract proposal made by the Company that, if accepted or entered into, might reasonably be expected to result in a loss to the Company. Seller has delivered to Buyer true and complete copies of all contracts listed in SCHEDULE 5.11 as in effect on the date hereof.

      5.12 Litigation: Except as set forth in SCHEDULE 5.12, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending and, to the best of the Seller's Knowledge, there are no circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Seller, the Company or any of the properties or assets of the Company that (i) if asserted and decided adversely to Seller or the Company, could have a Material Adverse Effect on the Company; or (ii) questions the validity of this Agreement; or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Seller under this Agreement. Except as set forth in SCHEDULE 5.12, there is no arbitration proceeding pending or, to the best of Seller's Knowledge, threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. Neither the Company nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.

      5.13 Patents and Trademarks: Except as set forth in SCHEDULE 5.13, the Company owns no patent relating to any product which it sells or any process used in the manufacture of any such product, nor has any license under any patent been issued to it relating to any such product or any such process, and there is no patent which would cover any such product or any such process; and the Company owns no copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it, nor does the Company use any copyright, registered trademark or trade name in its operations or business.

      Each of the patents, registered trademarks and trade names listed in
SCHEDULE 5.13 has been validly issued and is owned by the Company, and the Company has the exclusive rights to use all such patents, copyrights, registered trademarks and trade names in its business and operations. Except as set forth in SCHEDULE 5.13, the Company owns all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights necessary to manufacture and sell its products and to conduct its operations and business, and Seller does not know of any claim, or any basis of any claim, that the Company has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. The Seller knows of no potential claim of infringement of any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted and determined adversely to the Company, would have a Material Adverse Effect on the Company.

      5.14 Compliance with Laws: The Company has complied with and is in compliance in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and business, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not and will not have a Material Adverse Effect on the Company. The Company has not received any opinion or memorandum or legal advice from any legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to the Company. The Company is in compliance in all material respects with all applicable requirements of all United States and foreign governmental authorities with respect to environmental protection, including, without limitation, (i) regulations establishing quality criteria and standards for air, water, land and hazardous materials; (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder; and (iii) all applicable laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

      5.15 Environmental Matters:

            (A) Except as disclosed in SCHEDULE 5.9 and SCHEDULE 5.15, the Company does not currently own, lease, manage, use, hold, control, or operate any real properties.

            (B) Except as disclosed in SCHEDULE 5.15, there are no real properties which the Company formerly owned, leased, managed, controlled or operated and which the Company has ceased to own, lease, manage, control or operate since January 1, 2000.

            (C) With respect to the Real Properties, and except as disclosed in SCHEDULE 5.15, neither the Company, nor to the knowledge of the Seller, any prior owner or operator, has incurred in the past, or is now subject to, any Environmental Liabilities.

            (D) With respect to the Real Properties, and except as disclosed in SCHEDULE 5.15, the Company has obtained, possesses, and is in compliance in all material respects with all permits, licenses, reviews, certifications, approvals, registrations, consents, and any other authorizations required under any Environmental Laws.

            (E) Except as disclosed in SCHEDULE 5.15, all of the Real Properties are in compliance in all material respects with all Environmental Laws.

            (F) Except as disclosed in SCHEDULE 5.15, there are no liens, encumbrances, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Real Properties, based upon any Environmental Laws or other legal obligations.

            (G) There are no USTs located in, at, on, or under the Real Properties other than those identified in SCHEDULE 5.15 as USTs; and each of those USTs is in compliance in all material respects with all Environmental Laws and other legal obligations.

            (H) There are no locations at which Pollutants have been released, or otherwise come to be, in, at, on, under, a part of, or otherwise related to the Real Properties, other than those locations identified in SCHEDULE 5.15; and each such location is in compliance in all material respects with all Environmental Laws and other legal obligations.

            (I) Except as disclosed in SCHEDULE 5.15, there are no Conditions in, at, on, under, a part of, or otherwise related to the Real Properties involving the presence of any Pollutant.

            (J) Except as disclosed in SCHEDULE 5.15, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, or otherwise related to the Real Properties (including, without limitation, any building, structure, or other improvement that is a part of the Real Properties); and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in SCHEDULE 5.15 are in compliance in all material respects with all Environmental Laws and other legal obligations.

            (K) Except as disclosed in SCHEDULE 5.15, no on-site sources of water for human consumption or other human contact in or at the Real Properties, and no subsurface waters under the Real Properties, contain a Pollutant at a level exceeding a level which is established or recommended in Environmental Laws.

      5.16 Governmental Authorizations and Regulations: SCHEDULE 5.16 lists all licenses, franchises, permits and other governmental authorizations held by the Company material to the conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on the Company. Except as set forth in SCHEDULE 5.16, the business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company, in material violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All products manufactured or sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof.

      5.17 SEC and Antitrust Filings: The Company has never issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and no security issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended. Seller is not required to file a Schedule 13E-3 Transaction Statement or a report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other antitrust law in respect to any action pursuant to or contemplated by this Agreement.

      5.18 Employee Benefit Plans and Arrangements.

            (A) Pension Benefit Plans Generally: The Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor has the Company any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees. For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the Profit-Sharing Plan, nor is the Company required to contribute to any retirement plan (other than the Profit-Sharing Plan) pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees. Seller has delivered to Buyer true and complete copies of the Profit-Sharing Plan.

            (B) ERISA Title IV Considerations: The Company is not now, nor can become, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA.

            (C) Common-Control Enterprises: The Company has not at any time subsequent to September 1, 1974, formed, with any other entity (other than the Company), a controlled group of corporations within the meaning of Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of Section 414(c) of the Code.

            (D) Prohibited Transactions: The Company has not engaged in any transaction with respect to the assets of any employee benefit plan by reason of which the Company is or could be subject to
                  (i) the excise taxes imposed by Sections 4971 through 4980B of the Code; or (ii) civil liability under Section 502(i) of ERISA.

            (E) Employee Benefit Plan Claims Liability: Seller has no Knowledge of any action, claim or demand of any kind brought or threatened by any potential claimant or representative of such claimant under any employee benefit plan where the Company may be (i) liable directly on such action, claim or demand; (ii) liable to another party in connection with such action, claim or demand; or (iii) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand. The Seller has no Knowledge of any investigation or proceeding by any governmental agency or quasi-governmental agency with respect to any employee benefit plan sponsored or maintained by the Company.

            (F) Reporting and Disclosure: The Company has filed or caused to be filed on a timely basis every return, report, statement, notice, declaration and other document required by any government agency, federal, state and local (including, without limitation, the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) with respect to each employee benefit plan sponsored or maintained by the Company. The Company is in substantial compliance with all disclosures to employees and beneficiaries required under ERISA, including, without limitation, timely distribution of summary plan descriptions and summary annual reports.

            (G) Stock Option Arrangements: The Company does not sponsor and has not granted any option under any stock option arrangement for the benefit of any employee or former employee.

            (H) Other Employee Benefit Plans and Arrangements: Except as set forth in SCHEDULE 5.18, the Company does not sponsor, maintain, or support, is not otherwise a party to, and does not have any liability or contingent liability under any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is in the nature of (i) an employee pension benefit plan; (ii) an employee welfare benefit plan as defined in Section 3(1) of ERISA; or
                  (iii) any incentive or other benefit arrangement for employees, their dependents and/or their beneficiaries; or
                  (iv) any of the types of plans identified in the following list, or plans similar in nature or intent thereto:

                  (1) cash bonus or incentive pay arrangements (current or deferred, earned or contingent);

                  (2) debt forgiveness or low-interest (or interest free) loans;

                  (3) stock bonus plan arrangements (including, but not limited to, arrangements known as ESOPs and/or TRASOPs);

                  (4)   employee stock purchase plans;

                  (5)   employee stock put options;

                  (6)   shadow or phantom stock arrangements;

                  (7) stock appreciation rights, whether separate from or associated with stock options;

                  (8)   performance share plans;

                  (9) individual life insurance policies (including but not limited to, "key man" and "split dollar" arrangements);

                  (10)  group life insurance programs;

                  (11)  retired life reserve programs;

                  (12)  surviving spouse's or survivor's benefits;

                  (13)  wage or salary continuation programs;

                  (14)  severance benefit plans;

                  (15)  short or long-term disability income programs;

                  (16)  travel insurance coverage;

                  (17)  accidental death and/or dismemberment benefits;

                  (18) medical expense reimbursement plans (insured or self-insured);

                  (19)  medical/surgical insurance;

                  (20)  major medical expense programs;

                  (21)  health maintenance organization benefits;

                  (22)  capital accumulation arrangements;

                  (23)  optical and/or dental care benefits;

                  (24)  prepaid legal services;

                  (25) Section 501(c)(9) "voluntary employee beneficial associations";

                  (26)  day care centers;

                  (27)  apprenticeship training centers;

                  (28)  educational expense benefit plans subsidies;

                  (29)  layoff and/or vacation pay plans, or time banks;

                  (30) furnishing goods or services on a discount or subsidized basis;

                  (31) non-cash incentive programs (such as trading stamps, travel or merchandise award programs);

                  (32) uniform or clothing allowances, eyeglass allowances, safety equipment allowances, tool allowances, etc.;

                  (33)  "cafeteria plans";

                  (34) recreation programs at total or partial employer expense;

                  (35) contributions to simplified employee pensions, individual retirement accounts or individual retirement annuities;

                  (36) early retirement incentive or Social Security supplement payments;

                  (37) retiree payments and bonuses (gratuitous, traditional or contractual);

                  (38) other benefits or policies in the nature of compensation or otherwise of economic value to employees, their dependents or their survivors; or

                  (39)  "golden parachute" arrangements.

      5.19 Certain Transactions: Except as set forth in SCHEDULE 5.19, there is no transaction, and no transaction now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any associate of any such person had or has a direct or indirect material interest.

      5.20 Foreign Corrupt Practices Act: Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

      5.21 Accounting Practices: The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company; (iii) access to the assets of the Company is permitted only in accordance with management's authorization; and
(iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

      5.22 Minute Books: The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Board of Directors and committees thereof.

      5.23 Insurance: All properties and operations of the Company are insured in amounts deemed adequate by the Company's Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. SCHEDULE
5.23 lists all such policies. Seller made available to Buyer true and complete copies of all such policies as in effect on the date hereof.

      5.24 Bank Accounts; Powers of Attorney: SCHEDULE 5.24 sets forth (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      5.25 Product Warranties: Except as set forth in SCHEDULE 5.25, (i) the Company has no unexpired, expressed, product warranty with respect to any product that it manufactures or sells or that it has heretofore manufactured or sold; (ii) the Company has not received any notice of any claim based on any product warranty; and (iii) the Seller knows of no or has no reasonable grounds to know of any claim actual or threatened based on any product warranty of which the Company has not received notice. The Company does not make any other warranties expressed or implied, with respect to any of the products that it manufactures or sells.

      5.26 Certain Disclosures: SCHEDULE 5.26 contains:

            (i) a list of all officers and other employees, agents and consultants of the Company and their respective annual compensation including any outstanding loans owing to the Company;

            (ii) a list of those suppliers that were the twenty largest suppliers of the Company in terms of dollar amount of purchases during the Company's fiscal year that ended December 31, 2005, and during the period from December 31, 2005 through the date hereof, together with a statement for each such supplier for each such period of the dollar amount of such purchases;

            (iii) a list of all of the outstanding purchase orders and/or blanket commitments of the Company involving more than $500 on the date hereof;

            (iv) a list of all of the outstanding sales orders of the Company involving more than $5,000 on the date hereof; and

            (v) a list of all machinery and equipment owned and leased by the Company on the date hereof.

      5.27 Brokers: All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company and Seller directly with Buyer and without the intervention of any other person other than Potomac Capital Group, LLP and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment to any party other than Potomac Capital Group, LLP.

      5.28 No Untrue Statements: No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by

Seller or any officer, employee, counsel or other agent of Seller to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary in order to make the statements therein contained not misleading.

      6.0 Representations and Warranties by Buyer: Buyer represents and warrants to the Seller as follows:

      6.1 Corporate Organization: Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to carry on its business as now being conducted by it and to acquire and own the Stock.

      6.2 Authorization of Agreement:

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby (i) will violate or conflict with the Articles of Incorporation or Bylaws of Buyer; or
(ii) is prohibited by or requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, other than the consents of Parent's senior lenders listed on
Schedule 6.2 hereto.

      6.3 Litigation: There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation involving Buyer or any of its properties or assets that (i) questions the validity of this Agreement; or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Buyer under this Agreement.

      6.4 Brokers: Except as set forth in SCHEDULE 6.4, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and the Company and without the intervention of any other person other than Potomac Capital Group, LLP and in such manner as not to give rise to any valid claim for a finder's fee, brokerage commission or like payment to any party other than Potomac Capital Group, LLP.

      6.5 Investment Representation: Buyer is acquiring the Stock for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person.

      6.6 Financing. Buyer has all funds necessary to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price.

      6.7 No Untrue Statements: No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, employee, counsel or other agent of Buyer to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary in order to make the statements therein contained not misleading.

      7.0 Covenants of Seller: Seller covenants and agrees with Buyer as follows:

      7.1 Access, Information and Documents: Pending the Closing, Seller will cause the Company to give to Buyer and to its agents and representatives including, but not limited to, accountants, lawyers, appraisers and employees, full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of the Company to enable Buyer to make such examination of the business, properties, assets, books, records, and other documents of the Company as Buyer may determine. Seller will furnish, and will cause the Company to furnish to Buyer such information and copies of such documents and records as Buyer shall reasonably request. As part of such examination Buyer may make such inquiries of such persons having business relationships with the Company including, but not limited to, suppliers, licensees, distributors and customers as Buyer shall determine and Seller shall cooperate fully, and shall cause the Company to cooperate fully, with Buyer in connection therewith.

      7.2 Conduct of Business Pending Closing: From the date hereof until the Closing, except as consented to by Buyer in writing:

            (A) Seller will cause the Company to maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated;

            (B) Seller will cause the Company to carry on its business and operations in a good and diligent manner on an arm's-length basis and substantially in the manner carried on as of the date hereof and will not permit the Company to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted: provided, however, without the written consent of Buyer, Seller will not permit the Company to make any commitment to purchase or spend involving $2,000.00 or more;

            (C) Except as contemplated as part of this Agreement, Seller will not permit the Company to declare, authorize or pay any distribution or dividend to its stockholders and will not permit the Company to redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any shares of its stock;

            (D) Seller will not permit the Company to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

            (E) Seller will cause the Company to continue to carry insurance insuring its properties and operations in amounts deemed adequate by its Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility;

            (F) Seller will cause the Company to use all commercially reasonable efforts to preserve its business organization intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

            (G) Seller will not permit the Company to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of its properties or assets except in the ordinary course of business and Seller will cause the Company to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

            (H) Seller will not permit the Company to amend its Articles of Incorporation or Bylaws;

            (I) Seller will not permit the Company to engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted;

            (J) Seller shall as soon as possible (i) cause all of its inventory to be reloaded onto Seller's computer by SKU and
                  (ii) shall cause all of its inventory to be retagged with the appropriate SKU information; and

            (K) Without limiting the foregoing, Seller will not fail to consult with Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company.

      7.3 Financial Statements and Certificate: As soon as possible, Seller shall prepare and deliver to and to be received by Buyer the balance sheet of the Company as at April 30, 2006, all of which shall be in form and substance satisfactory to Buyer. Seller will deliver at Closing a certificate executed by Seller in which Seller shall represent and warrant to Buyer that:

            (A) such balance sheet is complete and correct and presents fairly and accurately the financial position of the Company as at April 30, 2006;

            (B) no uncollectible accounts receivable are reflected on said balance sheet without provision for an adequate reserve for uncollectible amounts;

            (C) inventories reflected on said balance sheet represent only good and serviceable items priced at the lower of cost or market values with adequate provision for obsolescence, shrinkage, excess quantities, defective materials and deterioration;

            (D) as at April 30, 2006, there was no material liability that should properly be reflected or reserved against in a balance sheet which is not fully reflected or reserved against in said balance sheet ;

            (E) there are no matters of material importance relating to the condition, financial or otherwise, operations, business, property, assets or liabilities of the Company which have not been appropriately reflected or reserved against in said balance sheet;

            (F) the Company has good and marketable title to all of its properties and assets, including those reflected in said balance sheet except as sold or otherwise disposed of in the ordinary course of business since the date of said balance sheet, subject to no mortgage, pledge, conditional sales contract, lien or other encumbrance, except the lien of current taxes not yet due and payable and the security interest of Cardinal Bank disclosed in Schedule 5.11;

            (G) the provisions for taxes due by the Company in said balance sheet are sufficient for all unpaid federal, state and local taxes, whether or not disputed, in respect of their businesses and operations for all periods that ended prior to or on April 30, 2006; and

            (H) Seller knows of no question relating to any of the tax or information returns of the Company which if determined adversely to the Company would result in the assertion of any tax deficiency.

      7.4 Cooperation With Respect to Financing: Seller agrees to cooperate in any reasonable manner with Buyer in connection with the obtaining of any financing related to this transaction and, in connection therewith, at the request of Buyer, will cause the Company to execute and deliver loan and/or security agreements which at the Closing will obligate the full credit of the Company and which will be secured by all of the assets of the Company, provided that Seller is reasonably assured that such agreements will be fully discharged in the event the Closing is not consummated.

      7.5 Consents and Approvals: Seller shall use his reasonable best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      7.6 Resignation of Directors: Prior to or at the Closing, Seller will cause each of the officers and directors of the Company to resign effective at the Closing.

      7.7 Use of Name: Seller will not use the name "Dominion Saddlery" or any derivative thereof in any way whatsoever at any time after the Closing.

      7.8 Exclusive Dealing: Seller will not offer the Stock for sale to any person other than Buyer nor will Seller, or any of his representatives enter into negotiation with any other party for the disposition of the Company or the Stock during the pendency of this Agreement, between Buyer and Seller.

      Further, Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer relating to the disposition of the Company or the Stock, or any part thereof, other than sales of inventory and the replacement of furniture, fixtures and equipment, in the ordinary course of business; or (ii) actively participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the Company or the Stock or any part thereof.

      7.9 Non-Competition Agreements: Seller and Virginia Davis Young Newton will execute at Closing in favor of the Company and Buyer non-competition agreements, which shall provide that for periods of five (5) years and three (3) years respectively commencing on the Closing Date:

            (A) Seller and Virginia Davis Young Newton will agree to not, directly or indirectly, be involved in the manufacture, assembly, sale or distribution, within or without the United States, of any product manufactured, furnished, assembled, sold or distributed by the Company at any time during the five-year period ending on the Closing Date or otherwise attempt to compete with Buyer with respect to the business of the Company.

            (B) Seller and Virginia Davis Young Newton shall not enter into the employ of, render services or advice to, or engage in or become a proprietor, partner or stockholder of any business that competes with or contemplates competing with the business of the Company.

      8.0 Covenants of Buyer.

      8.1 Confidential Information: Buyer shall preserve and maintain all proprietary information and trade secrets of the Company received or confirmed in documentary form by Buyer from Seller and the Company and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that Buyer shall be free to use and disclose all or any of such proprietary information and trade secrets which (i) were already in Buyer's possession at the time of disclosure to Buyer; (ii) are a matter of public knowledge; (iii) have been or are hereafter published other than through Buyer; or (iv) are lawfully obtained by Buyer from a third person without restrictions of confidentiality.

      8.2 No Disclosure of Consideration: Unless otherwise required by any statute, law, ordinance, regulation, rule, judgment, order or decree, Buyer will not disclose to any third person the amount of the consideration for the Stock referred to in Section 2.0.

      8.3 Consents and Approvals: Buyer shall use its reasonable best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      8.4 No Unreasonable Interference: Pending the Closing, Buyer will not take any action, which could reasonably be expected to interfere unreasonably with the business or operations of the Company.

      8.5 Burbank Business: The Company is a party to that certain Licensing Agreement dated September 20, 1993 with Kinnaman, Morse & Byassee (KMB) (together with its successors and permitted assigns, the "Licensee"), pursuant to which the Company has licensed to the Licensee the right to use certain service marks of the Company and the tradename

"Dominion Saddlery" in connection with a business located at the Los Angeles Equestrian Center, 480 Riverside Drive, Burbank, California 91506 (the "Burbank Business") for a term ending on September 20, 2013 (the "Term"). Buyer covenants and agrees that if prior to September 20, 2013 it or any of its affiliates enters into any agreement, arrangement or understanding to purchase or acquire all or substantially all of the Burbank Business pursuant to an asset sale, stock purchase, consolidation or merger, lease, exclusive license, transfer or conveyance, statutory exchange of securities, or other business combination, then Buyer shall pay an additional amount of $100,000.00 to Seller in immediately available funds.

      9.0 Conditions Precedent to Seller's Obligation to Sell the Stock: The obligation of Seller to sell the Stock is subject to the fulfillment prior to or at the Closing of the following conditions:

      9.1 Buyer's Performance: There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time; and Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

      9.2 Opinion of Counsel: Seller shall have received an opinion, dated the Closing Date, of Preti Flaherty, PLLP, counsel for Buyer, in form and substance satisfactory to counsel for Seller, to the effect that:

            (A) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power to carry on its business now conducted and to acquire and own the Stock;

            (B) This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights; and (b) that the granting of specific performance is subject to the discretion of a court of equity;

            (C) All corporate proceedings required to be taken by Buyer at or before the Closing in connection with this Agreement and the transactions contemplated hereby have been duly taken;

            (D) The execution and delivery of this Agreement by Buyer and the consummation of the transactions provided for in this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or, to the best of the knowledge of such counsel, result in any breach of any contract or agreement to which Buyer is a party or by which Buyer is bound or to which the properties or assets of Buyer are subject; and

            (E) As to such other matters (including the form of all documents and the validity of all proceedings) incident to the matters herein contemplated as Seller and his counsel may reasonably request.

      In rendering the opinion described above, Preti Flaherty, PLLP may rely on an opinion or opinions, copies of which shall be furnished to Seller, of local counsel satisfactory to Seller with respect to the laws of jurisdictions other than the United States of America and the Common-wealth of Massachusetts. As part of its opinion, Preti Flaherty, PLLP will advise Seller that, in their opinion, Preti Flaherty, PLLP and Seller are justified in relying on the opinions of such local counsel.

      9.3 Consents and Approvals: Seller and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      9.4 10A Conditions: Buyer's written 10A Determination concludes that the 10A Conditions have been satisfied.

      10.0 Conditions Precedent to Buyer's Obligation to Purchase the Stock: The obligation of Buyer to purchase the Stock is subject to the fulfillment prior to or at the Closing of the following conditions:

      10.1 Seller's Performance: There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller and the Company contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time; and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

      10.2 Limited Procedures Report. (a) Buyer shall have received a written report, dated no earlier than ten (10) days before Closing, either from the Company's independent accountant or an independent accountant introduced by Seller or his legal counsel (herein, the "Reporting Accountant"), summarizing its findings based on its undertaking the Specified Limited Procedures, as defined in subsection 10.2(b) below (such a report herein the "Accounting Report"). Buyer agrees to pay for the Reporting Accountant's services to a maximum of $5,000.

      (b) As used herein, the term "Specified Limited Procedures" means the activities in clauses (i-ii) undertaken by the Reporting Accountant for the purpose of testing the accuracy of certain financial information shown in the Company's income statement and balance sheet for the year ended December 31, 2005 and the Company's tax return for the 2005 tax year (collectively herein, the "Company's Financial Statements"):

            (i) Documenting the Company's procedures and methodology for reporting and controlling its accounts payable; and

            (ii) Documenting the Company's procedures and methodology for assigning per item costs to individual inventory items by the Company.

      10.2A Accounting Report. If the Accounting Report reveals information indicating a probability of material adverse discrepancies or errors in the Company's Financial Statements, then Buyer shall have the right to terminate this Agreement.

      10.3 Due Diligence Investigation and Acquisition Audit: Buyer's investigation of Company's books, records, and documents regarding the financial condition, assets, liabilities and potential liabilities of the Company shall have been completed and produced results that are satisfactory to the Buyer.

      10.4 Opinion of Counsel: Buyer shall have received an opinion, dated the Closing Date, of Venable LLP counsel for Seller, in form and substance satisfactory to Preti Flaherty, PLLP, counsel for Buyer, to the effect that:

            (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; and has full corporate power to carry on its business as now conducted;

            (B) The Company's entire authorized capital stock consists of 100,000 shares of Common Stock of the par value of $0.01 per share, of which 50,000 shares are issued; all of such 50,000 issued shares of common stock of the Company have been validly issued and are fully paid and non-assessable;

            (C) This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against the

                  Seller in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights; and (ii) the exercise of judicial discretion in accordance with general principles of equity;

            (D) The execution and delivery of this Agreement by the Seller and the consummation of the transactions provided for in this Agreement will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or, to the best of the knowledge of such counsel, result in any breach of any contract or agreement set forth on Schedule 5.11;

      10.5 Consents and Approvals: Seller and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

      10.6 Properties and Leases: There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Company's facilities, machinery, equipment or other assets, and Buyer shall have obtained written extensions to all of the Company's store leases on terms satisfactory to Buyer.

      10.7 Retention of Key Employees: Buyer's obligation to close shall be conditioned on, among other things, the retention of certain employees of the Company, specifically (i) Virginia Newton and (ii) David Revilla.

      10.8 Resignations of Directors: The directors and officers of the Company shall have executed and delivered to the Buyer their resignations as directors and officers of the Company effective at the Closing.

      10.9 10A Conditions: Buyer's written 10A Determination concludes that the 10A Conditions have been satisfied.

10A No Binding Obligation: Notwithstanding anything to the contrary in this Agreement, Buyer shall not have a binding obligation, and Seller shall not have the right to enforce Buyer's agreement to purchase the Company Stock pursuant to
Section 1.0 of this Agreement, unless and until Buyer decides, in the sole discretion of Buyer and its advisors, on the basis of its review of the Company's financial statements, tax returns and business records, that each and all of the following conditions (jointly, the "10A Conditions") have been met:
(i) that the Company
neither is nor would be deemed to be a "significant subsidiary" of Buyer pursuant to Rule 1-02(w) of Regulation S-X promulgated by the United States Securities and Exchange Commission (SEC); and (ii) in connection with the consummation of the transactions contemplated by this Agreement, both (A) that Rule 3-05 of Regulation S-X does not requires the Company to file with the SEC audited financial statements of the Buyer, and (B) that Article 11 of Regulation S-X does not require the Company to file pro forma financial information of the combined businesses of the Company and Buyer. Further, unless and until Buyer decides that the 10A conditions have been satisfied, the Buyer shall not have the right to enforce the Seller's agreement to sell the Company stock pursuant to Section 1.0 of this Agreement. Buyer shall use its best efforts to make its determination (herein, the "10A Determination") whether the 10A Conditions have been satisfied, and Buyer shall no later than five (5) days prior to the Closing Date (the "Determination Deadline") give written notice to Seller and the Company of its 10A Determination, which notice shall include Buyer's statement whether the 10A Conditions have been satisfied. If Buyer does not provide written notice to Seller and the Company of its 10A Determination on or before the Determination Deadline, then the Buyer's rights arising under this Section shall be waived and this Agreement shall become binding on the Buyer.

11.0 Termination: This Agreement may be terminated as follows:

      11.1 Termination by Buyer: Buyer may, without liability to Seller, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing; (ii) at the Closing if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been fulfilled, or on or prior to the Determination Date, if Buyer concludes that the 10A Conditions have not been satisfied; (iii) at the Closing if the Inventory described in Section 1.1 above reveals material problems with respect to the value, condition or accounting for the Company's saleable inventory or (iv) at any time prior to the Closing upon tender of the break-up fee described in Section 14.2.

      11.2 Termination by Seller: Seller may, without liability to Buyer, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing; or (ii) at the Closing if any of the conditions precedent to the performance of Seller's obligations at the Closing shall not have been fulfilled.

      11.3 Effect of Termination: If this Agreement is terminated, this Agreement, except for Section 8.1, shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 14.2 of this Agreement. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.

      12.0 Intentionally Omitted.

      13.0 Survival of Representations and Warranties: All statements contained in any certificate or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement shall be deemed representations and warranties hereunder by the party delivering such certificate or instrument. All representations, warranties and agreements made by Seller or Buyer in this Agreement or pursuant hereto shall survive the Closing for a period of three (3) years, except for the representations, warranties and agreements contained in Sections 5.2, 5.10, 5.15 or 5.18 survive for the longer of three (3) years or the duration of the applicable statute of limitations.

      13.1 Seller's Indemnification Obligations: Subject to the terms and conditions of this Section 11, Seller shall indemnify and hold harmless Buyer from and against any and all losses, costs, expenses (including, without limitation, reasonable legal and other expenses), actions, suits, demands, assessments, judgments or claims actually suffered or incurred by it, excluding any special, consequential or punitive damages (hereinafter, "Loss(es)"), except as expressly limited by the terms of Section 13.2, arising out of or resulting from:

            (a) any misrepresentation or breach of warranty of Seller contained in this Agreement or in any Schedule of Seller or in any certificate delivered by Seller at the Closing; provided that any claim for indemnification by Buyer under this paragraph (a) may be made no later than the date three (3) years from and after the Closing Date, except for the representations, warranties and agreements contained in Sections 5.2, 5.10; 5.15 or 5.18, for which a claim may be made during the longer of three (3) years from and after the Closing Date or the duration of the applicable statute of limitations;

            (b) any breach of any covenant of Seller contained in this Agreement; and

            (c)   the Assumed Liabilities.

      13.2 Limitation on Seller's Indemnification Obligations: Seller shall have no obligation to provide indemnification pursuant to Section 13.1 for amounts in excess of the amount equal to fifty percent (50%) of the Purchase Price and only to the extent that the aggregate amount of indemnification to which Buyer shall have become entitled hereunder shall exceed $5,000.

      13.3 Buyer's Indemnification Obligations: Subject to the terms and conditions of this Section 13.3, Buyer agrees to indemnify and hold Seller harmless against all Losses, except as expressly limited by the terms of Section 13.4, resulting from or relating to:

            (a) any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any Schedule of Buyer or in any certificate delivered by Buyer at the Closing; provided that any claim for indemnification by Seller under this paragraph
                  (a) may be made no later than the date three (3) years from and after the Closing Date; and

            (b) any breach of any covenant of Buyer contained in this Agreement.

      13.4 Limitation on Buyer's Indemnification Obligations: Buyer has no obligation to provide indemnification pursuant to Section 13.3 except to the extent that the aggregate amount of indemnification to which Seller otherwise shall have become entitled hereunder shall exceed $5,000.

      13.5 Guaranty of Parent. Parent agrees to confirm in writing at Closing, its guaranty of all of Buyer's obligations arising under the indemnifications provisions provided in favor of Seller.

      13.6 Procedure for Indemnification Claims: The respective indemnification obligations of Seller and Buyer pursuant to this Section 13.0 shall be conditioned upon compliance by Seller and Buyer with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement:

            (a) If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

            (b) If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

            (c) If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense.

            (d) In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terns of paragraphs (b) and (c), respectively, of this Section 13.6 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

      13.7 Insurance and Tax Effects:

            (a) If any Loss related to a claim by an Aggrieved Party is covered by one or more third party insurance policies held by the Aggrieved Party and the Aggrieved Party actually receives a full or partial recovery under such insurance policies, the Aggrieved Party shall not be entitled to recover from the Indemnifying Party (and shall refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party) with respect to such Loss to the extent Aggrieved Party receives any insurance payment under such third party insurance with respect to such Loss (net of (i) any costs of collecting such insurance payment, including the amount of any co-payment or deductible, and (ii) that portion of any premium increase in the next policy period of the applicable insurance policy or replacement insurance policy that results directly from the assertion of such claim, as determined by correspondence from the insurance carrier or insurance broker to the Aggrieved Party, a copy which shall have been provided to the Indemnifying Party).

            (b) The amount of any indemnification payable under this Agreement shall be (i) treated as an adjustment to the Purchase Price for tax purposes and
(ii) net of any tax benefit actually realized by the Aggrieved Party (including, where Buyer is the Aggrieved Party, the Company) by reason of the facts and circumstances giving rise to the indemnification and (iii) increased by the amount of any tax actually required to be paid by the Aggrieved Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (iii)). For purposes of the preceding sentence, the amount of any state income tax benefit or cost shall take into account the federal income tax effect of such benefit or cost.

      13.8 Sole and Exclusive Remedy: The indemnification obligations of Seller and Buyer under this Section 13.0 shall constitute the sole and exclusive remedies of Buyer and Seller, respectively, for the recovery of money damages with respect to the matters described in Sections 13.1 and 13.3, respectively. The terms of this Section 13.8 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which Buyer or Seller may be entitled.

      14.0 Miscellaneous:

      14.1 Assurance of Further Action: From time to time after the Closing and without further consideration from Buyer, but at Buyer's expense, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of Buyer any and all of the Stock and consummate the transactions contemplated hereby.

      14.2 Expenses: Whether or not the Closing is consummated, except as otherwise provided in Section 11.3 and Section 10.2(a), each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement. If Seller fails to perform any of his material obligations at the Closing for any reason, absent a prior default by Buyer, Seller shall pay to Buyer $50,000 to defray the costs incurred by Buyer in connection with the transactions contemplated hereby. If Buyer fails to perform any of its material obligations at the Closing for any reason, absent a prior default by Seller; or Buyer opts to terminate this Agreement as provided in Section 11.1(iii), Buyer shall pay to Seller $50,000 to defray the costs incurred by Seller in connection with the transactions contemplated hereby.

      14.3 Public Disclosure: Before the Closing, neither Buyer nor Seller shall make any public release of information regarding the matter contemplated herein except (i) that a joint press release of agreed form may be issued by Buyer and Seller to announce execution of this Agreement; (ii) that Buyer and Seller may each continue such communications with employees, customers, suppliers, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party directly in connection with consummation of this Agreement and (iii) as required by law.

      14.4 Waiver: The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto; or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

      14.5 Notices: All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by overnight delivery, facsimile followed by telephonic confirmation of receipt and mailed first class certified mail postage prepaid addressed as follows: if to Buyer, to Dover Saddlery, Inc., Attention: Stephen L. Day, 525 Great Road, Littleton, MA 01460 (with a copy to John M. Sullivan, Esq., Preti Flaherty, PLLP, P.O. Box 1318, Concord, NH 03302-1318); if to Seller, to Reynolds Young, 4520 32nd Road, Arlington, VA 22207-4459 (with a copy to Thomas
W. France, Esq., Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, VA 22182); or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

      14.6 Entire Agreement: This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

      14.7 Rights Under this Agreement; Nonassignability: This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      14.8 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed in the Commonwealth of Virginia and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

      14.9 Headings; References to Sections;. Exhibits and Schedules: The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

      14.10 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Witnesses:

                                             DOVER SADDLERY, INC.

______________________                   By: ________________________________
                                             Its President, duly authorized

                                             DOVER SADDLERY RETAIL, INC.

______________________                   By: ________________________________
                                             Its President, duly authorized

                                             OLD DOMINION ENTERPRISES, INC.

______________________                   By: _________________________________
                                             Its President, duly authorized

                                             SELLER

______________________                       _________________________________
                                             Reynolds Young

                                  SCHEDULE 1.1

                                ASSUMED LIABILITY

      Following the Closing, Buyer shall assume liability for (i) no more than $200,000 in accounts payable of the Company as of the Closing Date; (ii) no more than $20,000 in gift certificates and store credit amounts due for customers as of the Closing Date; and (iii) any and all liabilities incurred by the Company on or after the Closing Date. Seller shall retain liability for and Buyer will NOT assume (i) any payables of the Company incurred prior to the Closing Date in excess of $200,000; (ii) all institutional debt of the Company as of the Closing Date, including all debts owing to Cardinal Bank; (iii) all shareholder debt of the Company as of the Closing Date, previously designated as "loans payable" on the Company's Balance Sheet; (iv) any liability related to litigation or claims arising out of pre-Closing events, including any Environmental Liabilities; (v) any pre-closing product liability claims; (vi) any of Seller's obligations arising under the Agreement; (vii) all motor vehicle lease arrangements prior to the Closing Date, previously designated as "capital leases(s) payable" on the Company's Balance Sheet; and (viii) any accrued liabilities of the Company as of the Closing Date to employees for paid time off.

                                       5.1

                      DIRECTORS AND OFFICERS OF THE COMPANY

                                  SCHEDULE 5.2

                       CAPITALIZATION AND STOCK OWNERSHIP

                                  SCHEDULE 5.4

                    AUTHORIZATION OF AGREEMENT; NO VIOLATION

                                  SCHEDULE 5.7

                           ABSENCE OF CERTAIN CHANGES

                                  SCHEDULE 5.8

               TITLE TO AND CONSOLIDATION OF PROPERTIES AND ASSETS

                                  SCHEDULE 5.9

                     REAL ESTATE AND PROPERTY OF THE COMPANY

                                  SCHEDULE 5.10

                                   TAX MATTERS

                                  SCHEDULE 5.11

                                    CONTRACTS

                                  SCHEDULE 5.12

                               PENDING LITIGATION

                                  SCHEDULE 5.13

                             PATENTS AND TRADEMARKS

                                  SCHEDULE 5.15

                              ENVIRONMENTAL MATTERS

                                  SCHEDULE 5.16

                   GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS

                                  SCHEDULE 5.18

                     EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS

                                  SCHEDULE 5.19

                              CERTAIN TRANSACTIONS

                                  SCHEDULE 5.23

                                    INSURANCE

                                  SCHEDULE 5.24

                        BANK ACCOUNTS; POWERS OF ATTORNEY

                                  SCHEDULE 5.25

                               PRODUCT WARRANTIES

                                  SCHEDULE 5.26

                               CERTAIN DISCLOSURES

                                  SCHEDULE 6.4

                                     BROKERS

Potomac Capital Group, LLP

                                       65